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                                                                    EXHIBIT 10.7

                          CHANGE OF CONTROL AGREEMENT

        THIS CHANGE OF CONTROL AGREEMENT (the "Agreement") is entered into as of November 1, 2000, between Commonwealth Energy Corporation, a California corporation (the "Company"), and Scott Allen Petterson (the "Employee"). In consideration of the various covenants and agreements hereinafter set forth and for other valuable consideration, the parties hereto agree as follows:

1. DUTIES AND TERM.

        1.1 Position. Employee shall serve as full-time Controller for the Company. Employee shall devote his full business time, energy and ability exclusively to the business affairs and interests of the Company and its affiliates and subsidiaries, and matters related thereto, and shall use his best efforts and abilities to promote the Company's interests. Employee shall perform such duties as are assigned to him by the Chief Financial Officer and other assigned tasks consistent with his position as Controller.

        1.2 Term of Employment. The Company agrees to employ Employee and Employee accepts such employment on an at will basis.

2. COMPENSATION AND BENEFITS.

        2.1 The Company shall pay and/or provide the following compensation and benefits to Employee during the term hereof, and Employee shall accept the same as payment in full for all services rendered by Employee to or for the benefit of the Company:

                (a) Base Salary. The Company shall pay Employee a base salary of $110,000 per annum, payable in accordance with the Company's payroll practices in effect from time to time. The Company may, in its sole discretion, increase Employee's base salary.

                (b) Bonus. During the term of this Agreement, Employee shall be considered annually for a discretionary performance bonus. The amount of the performance bonus, if any, shall be determined by the Company, in its sole discretion.

                (c) Stock Option Plan. During the term of this Agreement, Employee will be awarded 15,000 stock options per year for each 12 month period that the employee is employed by Commonwealth under the Commonwealth Energy Corporation Stock Option Plan, in accordance with the terms and conditions set forth in the Employee Stock Option Agreement. The option price for the stock options for the year starting January 2000 shall be $2.50. This option price will change from time to time based on the aggregate price value as determined by the accounting department.

                (d) Other Fringe Benefits. Employee shall be entitled to participate in the retirement, medical payment, disability, health, life insurance and other similar benefit plans that are generally available to management level employees of the Company, provided, however, that


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Employee shall be required to comply with the conditions attendant to coverage by such plans and arrangements and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans and arrangements. The Company retains the right to modify and/or discontinue any or all fringe benefit plans and arrangements, in the Company's sole discretion.

          (e) Vacation. During the term of this Agreement, Employee shall receive fifteen (15) days per year of paid vacation. Such vacation shall accrue pro rata in accordance with the Company's vacation pay policies. Vacation days may be taken by Employee only with the advance approval of the Company.

     2.2 Expenses. The Company shall pay on Employee's behalf, or reimburse Employee, for reasonable business expenses incurred by Employee in furtherance of the business of the Company and in the performance of Employee's duties hereunder. Employee agrees to submit receipts and other documentation to support such expenses as a condition of reimbursement therefor in accordance with the policies, practices and procedures for reimbursement established from time to time by the Company. Employee shall not incur a business expense in excess of $500.00 without first obtaining the consent of the Chief Operating Officer.

     2.3 Withholding and Other Deductions. All compensation payable to Employee hereunder shall be subject to such deductions and withholding of taxes as the Company is from time to time required to make pursuant to law, governmental regulation or order.

3.   DUTY OF LOYALTY.

     3.1 Full Energies. During the term of this Agreement, Employee shall devote his full energies and productive time to the performance of this Agreement and shall not render services of a business, professional or commercial nature, to any other person or entity, directly or indirectly, whether for compensation or otherwise, or engage in any other business activities without the prior written consent of the President of the Company. Notwithstanding this provision, Employee may make and manage personal business investments of Employee's choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval of the President of the Company, provided that such activities and services do not interfere or conflict with the performance of Employee's duties hereunder or create any conflict of interest with such duties.

     3.2 Confidential Information. As used in this Agreement "Confidential Information" means information (a) that is not known by actual or potential competitors of Company or is generally unavailable to the public, (b) that has been created, discovered, developed, or otherwise become known to the Company, or in which property rights have been assigned or otherwise conveyed to the Company, and (c) that has economic value to the Company's present or future business. "Confidential Information" includes trade secrets (as defined under California Civil Code Section 3426.1) and all other discoveries, developments, designs, improvements, inventions, formulas, methods, software programs, processes, techniques, marketing materials, know-how,

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data, research, technical data, customer and supplier lists (past and present), customer preferences, financial information, contacts, brokers, lead sources, marketing materials, and personnel information, and any modifications or enhancements of any of the foregoing, and all program, marketing, sales, personnel, or other financial or business information disclosed to Employee by the Company, either directly or indirectly, in writing or orally or by drawings or observations, which has actual or potential economic value to the Company.

     3.3 Duty of Trust and Confidentiality. Employee's employment with the Company creates a duty of trust and confidentiality to the Company with respect to the Confidential Information, or any other information: (a) related, applicable, or useful to the business of the Company, including its anticipated research and development; or (b) resulting from tasks assigned to Employee by the Company; or (c) resulting from the use of equipment, supplies, or facilities owned, leased, or contracted for by the Company; or (d) related, applicable, or useful to the business of any of the Company's clients or customers, which may be made known to Employee by the Company or by such client or customer, or learned by Employee during the course of his employment.

     3.4 Nondisclosure of Proprietary Information. At all times, both during employment and after cessation of employment, whether cessation is voluntary or involuntary: (a) Employee will keep in strictest confidence and trust all Confidential Information; and (b) Employee will not disclose, use, or induce or assist in the use or disclosure of any Confidential Information without the Company's prior express written consent, except as may be necessary in the ordinary course of performing Employee's job duties for the Company. In addition to the foregoing, Employee agrees to promptly advise the Company if Employee learns of any unauthorized release or use of the Company's Confidential Information, and Employee will take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, or being furnished with any Confidential Information.

     3.5 Confidential and Proprietary Information of Third Parties. The Company has received and in the future will receive from third parties their confidential or proprietary information, subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in strictest confidence, and will not disclose, use, or induce or assist in the use or disclosure of any such confidential or proprietary information without the Company's prior express written consent, except as may be necessary in the ordinary course of performing Employee's job duties for the Company, consistent with its agreement with such third party.

     3.6 Return of Documents Upon Termination. All records, files, lists, drawings, documents, equipment and similar items relating to the Company's business which employee has prepared for or received from the Company, and/or will prepare for or receive from the Company, during the course of Employee's employment hereunder, shall remain the Company's sole and exclusive property and Employee shall not acquire any interest therein. Upon termination of employment, and in any event at the request of the Company at any time, Employee shall promptly return to the Company all property of the Company in his possession and all documents, records, diskettes, hard drives, notebooks, work papers, and all similar


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material containing any Confidential Information, whether prepared by Employee, the Company, or anyone else.

      3.7 Non-solicitation of Employees Following Termination. During the term of this Agreement and for a period of three (3) years after the cessation of employment for any reason, whether with or without cause, Employee shall not directly or indirectly, either alone or in concert with others, solicit, entice, or in any way divert any employee of or consultant to the Company to leave the Company or work for anyone in competition with the Company.

      3.8 Non-solicitation of Customers Following Termination. During the term of this Agreement and for a period of three (3) years after the cessation of employment for any reason, whether with or without cause, Employee shall not directly or indirectly, either alone or in concert with others, (a) contact any of the customers of the Company for the purpose of soliciting, inducing or encouraging such customers to divert or direct their business away from the Company and to Employee or any other person or entity, or (b) in any way attempt to disrupt the relationship between the Company and any of its customers, vendors or suppliers.

      3.9 Equitable Remedies. Employee expressly acknowledges and agrees that irreparable injury will result to the Company from Employee's violation of any of the provisions set forth in Paragraphs 3.1 through 3.8 or this Agreement. Employee expressly agrees that the Company will be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting any such violation or continued violation.

4.    TERMINATION.

      4.1 Termination. Notwithstanding Section 1 above, Employee's employment with the Company shall terminate upon the earliest to occur of any of the following:

      (a) Death of Employee. The Agreement shall terminate in the event of Employee's death. In such event, the Company will pay Employee's estate or beneficiaries Employee's base salary and accrued vacation through the end of the month in which his death occurs.

      (b) Disability of Employee. In the event of Employee's incapacity (as defined below) during employment, the Company may, in its sole discretion, terminate Employee's employment hereunder upon thirty (30) days written notice. "Incapacity" shall mean any illness or mental or physical incapacity or disability which prevents Employee from performing Employee's duties hereunder for a continuous period of one hundred twenty (120) consecutive days or for shorter periods aggregating one hundred eighty (180) days within any consecutive twelve (12) month period. In the event that this Agreement is terminated due to Employee's incapacity, the Company shall pay Employee's base salary and accrued vacation through the date of termination.

      (c) Termination by Employee. The Employee may terminate his employment with three (3) months' advance written notice to Company. Employee shall be obligated to continue to provide services in the normal course of business during such three-month period.


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     (d)  Termination by Company for Cause. The Company may terminate Employee without liability other than for payment of Employee's accrued but unpaid base salary and vacation through the date termination, for "cause." The term for "cause" shall mean (i) the failure by Employee to perform any of his duties or obligations hereunder, which failure shall have continued for at least ninety
(30) days after notice of such failure shall have been given to Employee by the Company; (ii) Employee's conviction of, guilty plea or plea of nolo contendere concerning any felony or misdemeanor (other than minor traffic violations or similar offenses); (iii) any act of fraud, embezzlement, theft or gross malfeasance on the part of Employee with respect to the Company or any of its assets; (iv) any of the representations and warranties made by Employee herein shall prove to have been materially false or misleading as of the time made; or
(v) Employee's material breach of his obligations under this Agreement (other than as a result of incapacity). The Company shall have the right to terminate Employee's employment with the Company hereunder immediately upon the occurrence of any grounds for termination for "cause," upon written notice to the Employee. in the event that this Agreement is terminated for "cause," the Company shall pay Employee's base salary and accrued vacation through the date of termination.

     (e) Termination by Company Without Cause. Notwithstanding any other provision of this Agreement, the Company shall have the right to terminate Employee's employment without cause at any time. A termination without cause shall include any termination for any reason, other than as provided in Paragraphs 4.1(a) through 4.1(d) hereinabove. In such event, the Company shall pay Employee at the time of his termination the base salary and accrued vacation earned through the effective date of Employee's termination.

     (f) Change in Control. In the event that the Company has a non-consensual Change of Control or sale of assets as defined herein, Employee is hereby granted and shall have the absolute right, subject to applicable State and Federal securities laws, to be exercised in his sole and absolute discretion and in addition to any other compensation or benefits payable to him hereunder, to require the Company to repurchase from Employee all capital stock and stock options of the Company then owned by or owing to Employee at an aggregate repurchase price equal to two (2) times the then aggregate price value of the Company's capital stock. Such right may be exercised by notice from Employee to the Company, and the closing of the repurchase shall take place within twenty-four (24) hours prior to the closing of the Change of Control. Stock Options shall be considered earned by the Employee up to and including the year in which the Change of Control occurs. In addition, the Employee shall receive one times their annual income for that calendar year. Prior to the closing Employee shall sell and the Company shall purchase the capital stock and stock options earned as of that date, as the Employee, at Employee's sole discretion shall elect to be repurchased under the terms of this clause which sale and repurchase may include all of Employee's shares and options, or any combination thereof, without any representation or warranty by Employee other than that they have good title to such stock and such options free of liens, encumbrances and adverse interests, by Employee's delivery to the Company of a certificates or certificates representing such capital stock and stock options, duly endorsed for transfer or accompanied by appropriate stock powers, and/or notice of the exercise of the right to have Company repurchase Employee's options, in which event the Company shall be obligated to immediately deliver to Employee a certified check representing


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payment of said aggregate purchase price in full for all of the stock, and with regard to the options an amount equal to the difference between the exercise price owed by the Employee for the options and the above referenced repurchase price payable by the Company for the shares that would otherwise be issued in relation to the Employee's options being repurchased by the Company. The term "aggregate price value" shall mean the value of the optioned shares as set forth in the Company's minutes for purposes of calculating the withholding taxes for the applicable issuance period of the options being repurchased. It is acknowledged that any options which vest due to the non-consensual Change of Control shall be deemed to have been issued on the date of vesting and thus the latest stock price for such options determined by Company as set forth in its minutes shall be used in determining the price for such accelerated vested options. This clause may only be invoked by the Employee in the case of a non-consensual takeover or a non-consensual Change of Control. This clause may not be invoked if the Board in place prior to the referenced action has approved the takeover or the takeover is considered to be friendly.

     4.2 Exclusive Remedy. Employee agrees that the payments expressly provided herein in the event of termination shall constitute the sole and exclusive obligations of the Company in the event of Employee's termination, and the payment thereof shall be the sole and exclusive remedy for any termination of Employee's employment.

     4.3 Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 4.1(e) or 4.1(f) by seeking other employment or otherwise, and the amount of payment or benefit provided under
Section 4.1(e) or 4.1(f) shall not be reduced by any compensation earned by Employee as a result of employment by another employer or by any other benefits.

5.   MISCELLANEOUS.

     5.1 Entire Agreement. This Agreement constitutes and contains the entire agreement and final understanding between the parties concerning Employee's employment and the other matters addressed herein. This Agreement is intended by the parties as a complete and exclusive statement of the terms of their agreement regarding Employee's employment and the other matters addressed herein, and it supersedes all prior negotiations and agreements, proposed or otherwise, whether written or oral, concerning Employee's employment and the other matters addressed herein. Any representation, promise or agreement not specifically included herein shall not be binding upon or enforceable against either party. This is a fully integrated document.

     5.2 Modification. This Agreement may be modified or amended only by an instrument in writing signed by Employee and the Company and any provision hereof may be waived only by an instrument in writing signed by the party hereto against whom any such wavier is sought to be enforced.

     5.3 Succession. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity

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which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Employee hereunder are personal and not assignable by Employee. Employee's obligations and representation under this Agreement will survive the termination of Employee's employment, regardless of the manner of termination.

      5.4 Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

      5.5 Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party or any other breach of the same or any other provision hereof.

      5.6 Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

      5.7 Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, telecopied, sent by courier or other express private mail service, or mailed by certified, registered or express United States mail postage prepaid, and shall be deemed given upon receipt if delivered personally, telecopied, or sent by courier or other express private mail service, or if mailed when actually received as shown on the return receipt. Notices shall be addressed as follows:

            (a)   If to the Company, to:
                  Commonwealth Energy Corporation
                  15901 Red Hill Avenue
                  Suite 100
                  Tustin, CA 92780

            (b)   If to Employee, to:
                  Scott Allen Petterson
                  4901 Cartien Drive
                  Placentia, CA 92870

Either party may change its address for purposes of this Section by giving to the other, in the manner provided herein, a written notice of such change.

      5.8 Severability. All sections, clauses and covenants contained in this Agreement are severable, and in the event an of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid sections, clauses or covenants were not contained herein.


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     5.9  Applicable Law. This Agreement is made with reference to the laws of the State of California, shall be governed by and construed in accordance therewith, and any court action brought under or arising out of this Agreement shall be brought in any competent court within the State of California, County of Orange.

     5.10 Mutual Drafters. Each party has cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party on the basis that the party was the drafter.

     5.11 No Restriction. Employee warrants and represents that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate any rule or law or breach any other agreement between Employee and any other person or entity.

     5.12 Arbitration. In connection with any dispute between the parties arising out of or relating to this Agreement which cannot be resolved by the parties, either party shall be entitled to have the dispute resolved by exclusive binding arbitration to be conducted in the County of Orange, California, in accordance with the rules and procedures for arbitration as are from time to time prescribed by the American Arbitration Association (the "AAA"). If a dispute exists, the parties shall negotiate in good faith for a period of fifteen (15) days in an attempt to resolve such dispute. If the dispute is not resolved within that period, either party may submit the dispute to arbitration upon ten (10) days' prior written notice to the other party. The arbitration shall be conducted by one arbitrator mutually acceptable to Employee and the Company. If the parties are unable to agree on an arbitrator, the arbitrator shall be selected by alternately striking names from a panel of potential arbitrators designated by the AAA. The determination by the Arbitrator shall be conclusive and binding on the parties and shall not be subject to appeal or other judicial review. The Arbitrator shall not be authorized to change or modify any provision of this Agreement. The Arbitrator shall be entitled to award to the prevailing party in the arbitration, the reimbursement of such party's reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, the compensation payable to the Arbitrator and fees payable to the AAA) incurred in connection with such arbitration. The prevailing party shall be entitled to enforce the determination of the Arbitrator in any court of competent jurisdiction and the other party hereby unconditionally and irrevocably waives any right to challenge or contest such enforcement. The prevailing party shall be entitled to reimbursement of such party's reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in attempting to enforce any such determination. Notwithstanding anything to the contrary set forth herein and in furtherance of the rights and remedies afforded to the Company pursuant to Section 5 hereof, the Company shall be entitled to seek injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any of Employee's duties, covenants, agreements or obligations thereunder.


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     5.13 Counterparts. This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but both of which, when taken together, shall constitute a single agreement binding upon each of the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.

     COMMONWEALTH ENERGY CORP.          EMPLOYEE


     By: /s/ IAN B. CARTER              /s/ SCOTT ALLEN PETERSON
         --------------------------     ----------------------------------------
         Ian B. Carter                  Scott Allen Peterson
         Chief Executive Officer



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